TWO ROADS SHARED TRUST

Class A Master Distribution and Shareholder Servicing Plan

Pursuant to Rule 12b-1

Adopted August 29, 2012

Amended December 7, 2012 and March 21, 2013

WHEREAS, Two Roads Shared Trust, a Delaware statutory trust (the “Trust”), on behalf of its separate series listed on Exhibit A (each a “Fund” and collectively, the “Funds”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Qualified Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Fund;

NOW THEREFORE, the Trust hereby adopts this Plan for the Class A Shares of each Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.	Distribution Activities and Shareholder Services.

a.	Distribution Activities. As set forth on Exhibit A, a Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for activities related to the distribution of Class A Shares of the Fund, which may include, but are not limited to, the following ("Distribution Activities"): (a) the making of payments, including payment of incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class A Shares of the Fund, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class A Shares of the Fund; (b) incurring expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Class A Shares of the Fund; (c) incurring costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) incurring costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) incurring costs of preparing, printing and distributing sales literature; (f) incurring costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (g) incurring costs of implementing and operating this Plan. The Trust also is authorized to engage in Distribution Activities related to the distribution of Class A Shares of the Funds, either directly or indirectly through persons with whom the Trust has entered into agreements related to this Plan, including, without limitation, the Distributor.

b.	Shareholder Services. As set forth on Exhibit A, a Fund may pay fees (or otherwise incur expenses) (subject to the limitations set forth in Section 2 hereof) for Shareholder Services. For purposes of this Plan “Shareholder Services” shall mean those services of securities dealers or other financial intermediaries, financial institutions, investment advisers and others rendered in connection with the holding of Class A Shares of the Fund for shareholders in omnibus accounts or as shareholders of record or in providing shareholder support or administrative services to the Fund and its shareholders or that are rendered to shareholders of the Fund’s Class A Shares and not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust or the Fund, processing shareholder transactions, and in providing such other shareholder services as the Trust or the Fund may reasonably request.

2.                        Fees.

a.	Distribution Fees and Shareholder Service Fees. Each Fund is authorized to pay fees (or otherwise incur expenses) for Distribution Activities and Shareholder Services at the annualized rates set forth on Exhibit A. The “Distribution Fee Rate” shall mean the rate authorized by the Board under this Plan for payment of Distribution Activities by the Fund. The “Shareholder Servicing Fee Rate” shall mean the rate authorized by the Board under this Plan for payment of Shareholder Services by the Fund. The applicable rate shall be applied to the average daily net assets attributable to Class A Shares of the Fund. In no event shall the rate paid for Distribution Activities exceed 0.75% and the rate paid for Shareholder Services exceed 0.25% per annum.

b.	Fees in Relation to Expenses. The amount of fees payable by each Fund pursuant to this Section 2 may be greater or lesser than the expenses actually incurred by such Fund or by the Distributor or other financial intermediary on behalf of such Fund in connection with the performance of Distribution Activities and Shareholder Services.

3.	Term and Termination.

(a)	This Plan shall become effective with respect to each Fund listed on Exhibit A (which may be amended) upon: (i) execution of an exhibit adopting this Plan; and (ii) the first issuance of Class A shares of the Fund.

(b)	Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Trustees of the Trust; and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Plan may be terminated with respect to a Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A Shares of the Funds; and Exhibit A shall be amended accordingly. If this Plan is terminated with respect to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4.	Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A Shares of the Fund to which the increase applies.

5.	Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6.	Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.	Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.	Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon the Trustees, the shareholders of the Trust individually or, with respect to each Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of each Fund, respectively.

9.	Incorporation by Reference. Exhibit A to this Plan (as the same may be amended from time to time) shall be deemed part of this Plan and is incorporated herein by this reference.

EXHIBIT A

TWO ROADS SHARED TRUST

CLASS A

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

As Amended: March 9, 2021

Fund Name	Maximum Aggregate Distribution Fee Rate and Shareholder Servicing Fee Rate
Affinity Small Cap Fund	0.25%
Anfield Universal Fixed Income Fund	0.25%
Conductor Global Equity Value Fund	0.25%
Conductor International Equity Value Fund
Hanlon Managed Income Fund	0.25%
Hanlon Tactical Dividend Momentum Fund	0.25%
Holbrook Income Fund	0.25%
Superfund Managed Futures Strategy Fund	0.25%
Recurrent MLP Infrastructure Fund	0.25%